ITEM 77L Change in Accounting Principles and Practices

As required, effective January 1, 2001, the Federated U.S. Government Securities Fund 1-3 Years has adopted the provisions of the AICPA
Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for the Federated U.S. Government Securities Fund 1-3 Years, which were materially impacted by this change.